Exhibit 5.2

International Square 1825 Eye Street, NW, Suite 900 Washington, DC 20006 Telephone: 202-457-0160 Facsimile: 844-670-6009 http://www.dwlaw.com

August 24, 2026

Singularity Future Technology Ltd.
48 Wall Street
Suite 1100
New York, NY 10005

Re:	Singularity Future Technology Ltd.

Ladies and Gentlemen:

We have acted as Virginia counsel to Singularity Future Technology Ltd., a Virginia corporation (the “Company”), in connection with an offering (the “Offering”) of an aggregate of 1,562,500 shares of the Company’s common stock, without par value per share (the “Shares”) (or pre-funded warrants in lieu thereof (the “Warrants” and the Shares underlying the Warrants, the “Warrant Shares”), all of which are to be offered and sold by the Company in accordance with the terms of the Securities Purchase Agreement, dated August 20, 2026, by and among the Company and the purchasers identified on the signature page thereto (the “Securities Purchase Agreement”). The Offering is being made pursuant to a prospectus supplement dated August 20, 2026 and the accompanying base prospectus dated October 24, 2024 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-282006) (as so filed and as amended, the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issuance and sale of the Shares.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions of Virginia Stock Corporation Act, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

August 24, 2026 Page 2	Dickinson Wright PLLC

Based upon, subject to and limited by the foregoing, we are of the opinion that the issuance of the Shares and the Warrants pursuant to the Securities Purchase Agreement has been duly authorized and that when issued in accordance with the provisions of the Securities Purchase Agreement, the Shares and the Warrant Shares will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K on the date hereof relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Dickinson Wright PLLC
Dickinson Wright PLLC
FL/CWH